Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record Revenue for Ninth Consecutive Year at Six Flags
Full-Year Revenue Increases 8 Percent While Net Income Grows 1 Percent and Adjusted EBITDA Increases 7 Percent
GRAND PRAIRIE, Texas — February 14, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that 2018 represented its ninth consecutive record year as revenue increased $105 million or 8 percent to $1.5 billion. The full-year revenue growth was primarily driven by a 5 percent increase in attendance; a 2 percent increase in guest spending per capita, driven by a 4 percent admissions per capita increase due to improved pricing on all admissions products and sales of memberships with premium tiers; and a 7 percent increase in sponsorship, international agreements and accommodations revenue. Attendance at the company’s parks grew to 32.0 million guests in 2018, primarily driven by five domestic parks acquired in June 2018, the benefit of 365-day operations at Six Flags Magic Mountain, strong growth in Mexico, and growth at the company’s waterparks.
Net income1 for the year ended December 31, 2018, increased $2 million or 1 percent, driven by the growth in the business described above and a reversal of stock-based compensation expense related to the company’s Project 600 target not being achieved, partially offset by the positive cumulative effect of tax reform realized in the fourth quarter of 2017. Diluted earnings per share for 2018 was $3.23, representing an increase of $0.14 or 5 percent compared to 2017. Adjusted EBITDA2 for 2018 increased to a new high of $554 million, up $34 million or 7 percent compared to prior year, and Modified EBITDA3 for the year was $594 million. The company’s 2018 Modified EBITDA margin of 40.5 percent continues to lead the theme park industry. Foreign currency translation4 had a negative impact on full-year 2018 Adjusted EBITDA of $2 million.
“I am very proud that we have achieved our ninth consecutive record year,” said Jim Reid-Anderson, Chairman, President and CEO. “Our exceptional operating performance in the fourth quarter demonstrates the strength of our pricing power, membership strategy, and in-park spending programs, all of which, together with our domestic and international park expansion initiatives, will provide a strong platform for growth for many years to come.”
Record fourth quarter 2018 revenue of $270 million grew $13 million or 5 percent compared to the fourth quarter of 2017. The strong revenue growth was primarily driven by a 6 percent increase in guest spending per capita and a 3 percent increase in attendance. This growth was offset by an unfavorable revenue adjustment of $15 million related to the company’s international agreements due to delays in the expected opening dates of some of the parks in China caused by a challenging macroeconomic environment. This resulted in a 38 percent decline in sponsorship, international agreements and accommodations revenue compared to the fourth quarter of 2017.
Guest spending per capita for the fourth quarter increased $2.35, with admissions per capita increasing $1.74 or 8 percent and in-park spending per capita increasing $0.61 or 4 percent relative to the same period in 2017. Net income for the fourth quarter of 2018 was $79 million, a decrease of $19 million from the same period in 2017 due to the favorable impact of tax reform that was realized in the fourth quarter of 2017, offset by the 2018 reversal of stock-based compensation expense related to the Project 600 award and continued operating earnings growth. Adjusted EBITDA of $95 million represented an increase of $8 million or 9 percent compared to the fourth quarter of 2017.
Guest spending per capita in 2018 was $42.58, an improvement of $0.97 or 2 percent compared to 2017, primarily due to sales of premium membership tiers, ticket price increases and higher in-park spending driven by members and by sales of all season dining passes, partially offset by lower guest spending per capita in the five newly acquired parks. Admissions per capita increased $0.93 to $25.30, and in-park spending per capita increased $0.04 to $17.28.
Deferred revenue of $146 million, a year-end record high, increased by $4 million or 3 percent compared to December 31, 2017, primarily due to incremental sales and higher prices of memberships and all season dining passes. The Active Pass Base, which represents the total number of guests who are enrolled in the company’s membership program or have a season pass, increased 8 percent year-over-year as a result of the company’s continued success in upselling guests from single day tickets to memberships and season passes. The mix of memberships in the Active Pass Base increased significantly as a result of the company’s early 2018 roll-out of a new membership program with premium tiers. Members are the company’s most loyal and valuable guests, with higher retention rates and higher revenue—especially from the premium membership tiers—compared to traditional season passes. As the company is successful in growing memberships, it expects cash receipts to be delayed due to members making payments monthly versus traditional season pass holders, who pay for the entire season in advance. In addition, as these members are retained beyond the initial twelve-month compulsory period, the company expects deferred revenue growth to be muted as revenue is recognized monthly.
In 2018, the company generated $293 million of Adjusted Free Cash Flow5. The company invested $133 million in new capital projects and $23 million, less net working capital and other customary adjustments, to acquire the lease rights to five new parks; paid $267 million in dividends, or $3.16 per share for the year; and repurchased $111 million of its common stock. The authorized amount available for additional share repurchases as of December 31, 2018, was $232 million. Net Debt as of December 31, 2018, calculated as total reported debt of $2,107 million less cash and cash equivalents of $45 million, was $2,062 million, representing a net leverage ratio of 3.7 times Adjusted EBITDA.
Conference Call
At 8:00 a.m. Central Time today, February 14, 2019, the company will host a conference call to discuss its fourth quarter and full year 2018 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through February 26, 2019 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 8177678.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 25 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements and new initiatives in a timely and cost effective manner and the effect of such capital enhancements and new initiatives on our financial condition and results of operations, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)
Net Income is defined as net income available to the company net of income attributable to non-controlling interests and is consistent with Net income attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(4)	Foreign Currency translation assumes prior year results are translated at current year foreign exchange rates.

(5)
See the following financial statements and Note 6 to those financial statements for a discussion of Adjusted Free Cash Flow (a non-GAAP financial measure) and its reconciliation to net cash provided by operating activities.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Theme park admissions	$152,295	$137,170	$810,064	$741,275
Theme park food, merchandise and other	102,274	95,549	553,527	524,582
Sponsorship, international agreements and accommodations	14,934	24,037	100,116	93,217
Total revenue	269,503	256,756	1,463,707	1,359,074
Operating expenses (excluding depreciation and amortization shown separately below)	119,556	104,967	574,724	511,873
Selling, general and administrative expenses (excluding depreciation, amortization and stock-based compensation shown separately below)	34,117	45,934	178,852	181,767
Costs of products sold	21,739	19,353	121,803	110,374
Other net periodic pension benefit	(1,325)	(784)	(5,169)	(3,322)
Depreciation	28,911	28,430	113,246	109,206
Amortization	612	595	2,447	2,465
Stock-based compensation	(77,456)	16,358	(46,684)	(22,697)
(Gain) loss on disposal of assets	(672)	(378)	1,879	3,959
Interest expense, net	26,893	25,132	107,243	99,010
Loss on debt extinguishment	—	7	—	37,116
Other expense, net	1,349	231	3,508	271
Income before income taxes	115,779	16,911	411,858	329,052
Income tax expense (benefit)	36,357	(81,102)	95,855	16,026
Net income	79,422	98,013	316,003	313,026
Less: Net income attributable to noncontrolling interests	—	—	(40,007)	(39,210)
Net income attributable to Six Flags Entertainment Corporation	$79,422	$98,013	$275,996	$273,816

Weighted-average common shares outstanding:
Basic:	84,138	84,209	84,100	86,802
Diluted:	85,082	85,849	85,445	88,494

Net income per average common share:
Basic:	$0.94	$1.16	$3.28	$3.15
Diluted:	$0.93	$1.14	$3.23	$3.09

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$44,608	$77,496
Total assets	2,517,328	2,456,676

Deferred revenue	146,227	142,014
Short-term borrowings	43,000	—
Long-term debt	2,063,512	2,021,178

Redeemable noncontrolling interests	525,271	494,431

Total stockholders' deficit	(643,093)	(505,112)

Shares outstanding	83,962	84,488

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three months and years ended December 31, 2018 and December 31, 2017:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income	$79,422	$98,013	$316,003	$313,026
Income tax expense (benefit)	36,357	(81,102)	95,855	16,026
Other expense, net	1,349	231	3,508	271
Loss on debt extinguishment	—	7	—	37,116
Interest expense, net	26,893	25,132	107,243	99,010
(Gain) loss on disposal of assets	(672)	(378)	1,879	3,959
Amortization	612	595	2,447	2,465
Depreciation	28,911	28,430	113,246	109,206
Stock-based compensation	(77,456)	16,358	(46,684)	(22,697)
Impact of Fresh Start valuation adjustments (2)	6	11	18	40
Modified EBITDA (3)	95,422	87,297	593,515	558,422
Third party interest in EBITDA of certain operations (4)	—	—	(40,007)	(39,210)
Adjusted EBITDA (3)	$95,422	$87,297	$553,508	$519,212

Weighted-average common shares outstanding — basic:	84,138	84,209	84,100	86,802

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months and years ended December 31, 2018 and December 31, 2017:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$71,121	$65,411	$413,132	$445,067
Changes in working capital	(4,230)	(2,716)	50,670	4,470
Interest expense, net	26,893	25,132	107,243	99,010
Income tax expense (benefit)	36,357	(81,102)	95,855	16,026
Amortization of debt issuance costs	(1,007)	(960)	(3,979)	(4,061)
Other expense (income), net	5,858	(4,999)	4,813	(2,645)
Interest accretion on notes payable	(337)	(333)	(1,344)	(1,056)
Changes in deferred income taxes	(39,239)	86,853	(72,893)	1,571
Impact of Fresh Start valuation adjustments (2)	6	11	18	40
Third party interest in EBITDA of certain operations (4)	—	—	(40,007)	(39,210)
Capital expenditures, net of insurance proceeds	(20,882)	(18,148)	(133,124)	(134,696)
Cash paid for interest, net	(16,120)	(18,613)	(97,511)	(95,289)
Cash taxes (5)	(5,350)	(3,294)	(30,009)	(14,473)
Adjusted Free Cash Flow (6)	$53,070	$47,242	$292,864	$274,754

Weighted-average common shares outstanding — basic:	84,138	84,209	84,100	86,802

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.